Exhibit 10.21

THIS AGREEMENT entered on this 26th day of March 2012

B E T W E E N:

iGATE Technologies (Canada) Inc., a corporation duly incorporated (Canada) and having offices located at 5750 Explorer Drive – Suite 401, Mississauga, ON, Canada, L4W 5KP.

(hereinafter referred to as “iGATE Patni”)

–and–

OF THE FIRST PART

Sanjay Tugnait domiciled in Canada

(hereinafter referred to as the “Employee”)

OF THE SECOND PART

WHEREAS iGATE Patni is in the business of providing services to clients in the field of computer programming, systems analysis and design (“computer services”) as well as consulting, analysis and design services in the field of IT / BPO (“IT / BPO services”);

AND WHEREAS the Employee has represented that he has skills, experience and competence to lead the North America sales team and increase market presence for iGATE Patni, and contribute for the revenue growth of iGATE Patni in the geography;

IN CONSIDERATION of the promises set out below, iGATE Patni and the Employee agree as follows:

1.	iGATE Patni agrees to employ the Employee to perform the role of Executive Vice President & Head Sales North America and, any other assignment given to the Employee, commensurate with employee skills and experience.

2.	The Employee will perform all services required of him in a prompt, competent and professional manner.

3.	The Employee agrees that his employment with iGATE Patni is full time and that, while employed by iGATE Patni, he will not provide any services for profit for anyone else.

4.	iGATE Patni will pay the Employee for his services on the basis set out in Attachment A to Offer of Appointment. All business related travel and expenses will be reimbursed based on the policy in the company.

5.	Any invention or improvement in any way relating to iGATE Patni’s business which the Employee may conceive during his employment with iGATE Patni shall become the exclusive property of iGATE Patni. The Employee will transfer to iGATE Patni all rights in such inventions and improvements. The Employee will not, either during his employment with iGATE Patni or after it ends, use or disclose any such inventions or improvements except for use as an employee of iGATE Patni in performing services for iGATE Patni’s clients.

6.

In the course of his employment with iGATE Patni, the Employee will be exposed to and learn of confidential information and trade secrets relating to iGATE Patni’s business, iGATE Patni’s clients and prospective clients and iGATE Patni’s employees. Use and disclosure of such confidential information and trade secrets except in relation to iGATE Patni’s business would be highly detrimental to iGATE Patni. Therefore, the Employee agrees that he will not use or disclose such confidential information and trade secrets except in his employment with iGATE Patni in performing services for iGATE Patni’s clients.

7.	After his employment with iGATE Patni ends, for the number of months equal to the number of months he was employed by iGATE Patni up to a maximum of six (6) months, the Employee will not, alone or with others, directly or indirectly:

(a)	In any manner solicit, take away or attempt to solicit or take away any clients of iGATE Patni for whom he performed services during the last twelve (12) months of his employment or such lesser number of months equal to the length of employment if less than twelve (12) months; or

(b)	In any manner solicit, take away or attempt to solicit or take away any iGATE Patni employee or consultant; or

(c)	provide IT / BPO services to any iGATE Patni client for whom the Employee performed services during the last twelve (12) months of his employment or such lesser number of months equal to the length of employment if less than twelve (12) months :

i)	as an Employee of that client; or
ii)	in any other capacity.

8.	The Employee’s employment with iGATE Patni shall continue until terminated as follows:

a.	by the Employee, by giving iGATE Patni six (6) months prior written notice; or
b.	by iGATE Patni, by giving the Employee a six (6) months written notice within the delays and in the manner prescribed by provincial legislation applicable to the employment of the Employee by iGATE Patni; or
c.	in lieu of clause 8a or 8b above, either party may terminate by paying six (6) months salary. Salary is defined for this purpose as base salary and the sales bonus payment, which shall be calculated proportionately for the period of bonus eligibility in reference to the target achievement.

9.	Paragraph 8 do not apply to iGATE Patni where the Employee has been guilty of dishonesty, violence, wilful misconduct, wilful disobedience or wilful neglect of duty or for any other cause sufficient in law. In such cases, iGATE Patni may terminate the employment of the Employee without notice.

10.	All documents submitted by the Employee to iGATE Patni with at the time of employment are subject to verification by iGATE Patni or an agency appointed by iGATE Patni at any time during the Employee’s employment with the iGATE Patni. Employee hereby specifically authorizes iGATE Patni or any external agency appointed by the iGATE Patni to verify Employee’s educational and employment antecedents, Employee’s conduct and conducts any other back ground checks during the course of this Employment Agreement. The Employee is expected to extend full cooperation during such verification.

11.	All notices relative to this Agreement will be given in writing and at the address stated in the preamble.

12.	The terms of this Agreement replace all prior agreements between iGATE Patni and the Employee.

13.	The terms of this Agreement and the employment of the Employee by iGATE Patni shall be governed by the laws of the Province of Ontario.

14.	The invalidity or unenforceability of one or several paragraphs of this Agreement shall not have any effect on the validity or enforceability of the remaining provisions of this Agreement, which shall continue to be applicable to the fullest extent without regard to the invalid or unenforceable provisions.

iGATE Technologies (Canada) Inc.,

March 26, 2012	per:	/s/ Srinivas Kandula
Date

Date	per:

March 26, 2012	/s/ Sanjay Tugnait
Date	Employee

March 26, 2012

Mr. Sanjay Tugnait

Mumbai.

Dear Sanjay,

Offer of Employment

We are pleased to offer you a position as an Executive Vice President & Head Sales North America with iGATE Technologies (Canada) Inc. (“iGATE Patni” or “Company”). Your employment to be effective upon the date of your commencing services with iGATE Patni. Upon your joining, you will be reporting to CEO, iGATE Patni.

You shall use your best energies and abilities on a full-time basis to perform the employment duties assigned to you from time to time and also shall comply with all rules, regulations and procedures of the Company. Your performance will be reviewed as per the Company’s performance management review policy. During your employment you shall not directly or indirectly usurp any corporate opportunities or otherwise engage in any conduct adverse to the best interests of the Company. Also, you are instructed not to divulge any confidential information of, or violate any agreement with, your prior employers or their clients.

Your compensation details are as per the Attachment “A” attached to this letter.

Your insurance coverage under iGATE Patni Great West Life plan, which includes weekly indemnity, long term disability, life insurance, vision care, prescription drugs, and dental care, will be effective when you commence your employment with iGATE Patni. You are eligible for healthcare insurance as per iGATE Patni healthcare policy, applicable to employees in Canada. In addition, you are entitled to three (3) weeks of paid vacation, in accordance with iGATE Patni’s vacation policy.

This offer of employment is conditional upon signing an Employment Agreement with iGATE Patni on or before commencing employment.

This offer will expire if a signed copy indicating acceptance is not returned by April 2nd 2012.

We look forward to a long and mutually beneficial relationship.

Sincerely,	Accepted & Agreed

Srinivas Kandula	/s/ Sanjay Tugnait
EVP & Global Head – Human Resources	Sanjay Tugnait

ATTACHMENT “A”

1.	Position: Executive Vice President & Head Sales North America

2.	Location: Toronto, Canada

3.	Annual Base Salary: Equivalent of USD $500,000.00 per annum in Canadian Dollars (CAD) (payable in semi-monthly pay cycle, i.e. in 24 equal installments in a year).

4.	Sales Bonus: You will be eligible to earn up to 100% of your annual base salary (equivalent of USD $500,000.00 per annum in Canadian Dollars* (CAD)) as sales bonus per annum on achieving your performance goals. The performance goals for sales bonus payout will be set forth by your manager. The bonus payout is governed by the sales bonus policy in the Company.

For the first year of your employment (from date of joining) with iGATE, 100% of bonus i.e., equivalent of $500,000.00 USD in CAD* is guaranteed as bonus against the overall eligibility of equivalent of $500,000.00 USD in CAD*. For the second year of your employment (from date of joining) with iGATE, 30% of bonus i.e. equivalent of $150,000.00 USD in CAD* is guaranteed as bonus against the overall eligibility (yearly sales bonus as applicable at the beginning of 13th month from date of joining). The payout cycle of these guaranteed bonuses will be as indicated below:

a)	Equivalent of $500,000.00 USD in CAD* will be paid upon completion of 12 months of employment with iGATE Patni.

b)	Equivalent of $150,000.00 USD in CAD* will be paid upon completion of 24 months of employment with iGATE Patni.

c)	Any sales bonus earned beyond the guaranteed sum will also be released on completion of 12 and 24 months respectively.

5.	Benefits: Employee is eligible for standard company benefits in the same manner as other employees of the Company.

*	The exchange rate between USD and CAD will be the rate as on your date of joining.

Your salary is personal and confidential information. You should discuss it only with your Manager or with your Business HR Manager.

BY:		BY:	/s/ Sanjay Tugnait
	iGATE Technologies (Canada) Inc		Sanjay Tugnait

DATE:		DATE:	March 26, 2012